CODE OF ETHICS

INTRODUCTION

The Firm has adopted this code of ethics (the “Code” or “Code of Ethics”) in compliance with Rule 204A-1 under the Advisers Act in order to specify the standard of conduct expected of its Associated Persons. The Firm will describe its code of ethics to clients in writing and, upon request, furnish clients with a copy of the code of ethics.

All Associated Persons of the Firm must comply with applicable federal securities laws. In particular, it is unlawful for the Firm and any Associated Person, by use of the mail or any means or instrumentality of interstate commerce, directly or indirectly:

•	To employ any device, scheme or artifice to defraud any client or prospective client of the Firm;
•	To engage in any transaction, practice, or course of business which operates or would operate as a fraud or deceit upon any client or prospective client of the Firm; or
•	To engage in any fraudulent, deceptive, or manipulative practice.

In adopting this Code, the Firm recognizes that it, and its affiliated persons owe a fiduciary duty to the Firm’s client accounts and must (1) at all times place the interests of Firm clients first; (2) conduct personal securities transactions in a manner consistent with this Code and avoid any abuse of a position of trust and responsibility; and (3) adhere to the fundamental standard that Associated Persons should not take inappropriate advantage of their positions. In addition, the Firm and its Associated Persons must comply with all applicable federal securities laws, which shall generally be explained in the Firm’s Compliance Manual. The firm will also comply with any other obligations requested by a Fund client under that Fund client’s Code of Ethics, pursuant to the requirements of 17j-1. Associated Persons must report any violations of the Code of Ethics to the Firm’s Chief Compliance Officer.

DEFINITIONS

“Access Person” means any supervised person of the Firm:

•	Who has access to nonpublic information regarding any clients’ purchase or sale of securities;
•	Who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic;
•	Because the Firm’s primary business is providing investment advice, all of the Firm’s directors, officers and partners are presumed to be access persons; or
•	Such other persons as the Chief Compliance Officer shall designate.

“Acquisition” or “Acquire” includes any purchase and the receipt of any gift or bequest of any Reportable Security.

“Affiliate Account” means, as to any Associated Person, an Account:

•	Of any Family Member of the Access Person;
•	For which the Access Person acts as a custodian, trustee or other fiduciary;
•	Of any corporation, partnership, joint venture, trust, company or other entity which is neither subject to the reporting requirements of section 13 or 15(d) of the Securities

Exchange Act of 1934 (the “1934 Act”) nor registered under the Investment Company Act of 1940 (the “Company Act”) and in which the Access Person or a Family Member has a direct or indirect Beneficial Ownership; and

•	Of any Access Person of the Firm.

“Associated Person” of the Firm means any Access Person, and any employees, including independent contractors who perform advisory functions on behalf of the Firm.

“Automatic investment plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

“Beneficial Ownership” means a direct or indirect “pecuniary interest” (as defined in 16a- 1(a)(2) under the 1934 Act that is held or shared by a person directly or indirectly (through any contract, arrangement, understanding, relationship or otherwise) in a Security. This term generally means the opportunity directly or indirectly to profit or share in any profit derived from a transaction in a Security. An Access Person is presumed to have Beneficial Ownership of any Family Member’s account.

“Client Account” means any account for which the Firm provides services, including investment advice and investment decisions.

“Control” has the same meaning as in section 2(a)(9) of the Company Act. Section 2(a)(9) defines “Control” as the power to exercise a controlling influence over the management or policies of a company, unless this power is solely the result of an official position with the company.

“Disposition” or “Dispose” includes any sale and the making of any personal or charitable gift of Reportable Securities.

“Family Member” of an Access Person means:

•	That person’s spouse or minor child who resides in the same household;
•	Any adult related by blood, marriage or adoption to the Access Person (a “relative”) who shares the Access Person’s household;
•	Any relative dependent on the Access Person for financial support; and
•	Any other relationship (whether or not recognized by law) which the Chief Compliance Officer determines could lead to the possible conflicts of interest or appearances of impropriety this Code is intended to prevent.

“Initial Public Offering” means an offering of securities registered under the Securities Act of 1933 (the “1933 Act”), the issuer of which, immediately before the registration, was not subject to the reporting requirements of section 13 or 15(d) of the 1934 Act.

“Limited Offering” means an offering that is exempt from registration under the 1933 Act pursuant to section 4(2) or section 4(6) of the 1933 Act or rule 504, 505 or 506 under the 1933 Act.

“Material Non-Public Information”

Information is generally deemed “material” if a reasonable investor would consider it important in deciding whether to purchase or sell a company’s securities or information that is reasonably certain to affect the market price of the company's securities, regardless of whether the information is directly related to the company’s business.

Information is considered “nonpublic” when it has not been effectively disseminated to the marketplace. Information found in reports filed with the Commission or appearing in publications of general circulation would be considered public information.

“Purchase or sale of a Security” includes, among other things, transactions in options to purchase or sell a Security.

“Reportable Security” means a Security as defined in the Code, but does not include:

•	Direct obligations of the Government of the United States;
•	Money market instruments, bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments, including repurchase agreements;
•	Shares issued by money market funds;
•	Shares issued by other mutual funds; and
•	Shares issued by unit investment trusts that are invested exclusively in one or more mutual funds.

“Restricted Security” means any Security on the Firm’s Restricted Security List. In general, this list will include securities of public companies which are client’s of the Firm, or whose senior management are clients of the Firm.

“Security” means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral- trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a "security", or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing.

PROHIBITED PURCHASES, SALES AND PRACTICES

Timing of Personal Transactions

No Associated Person (including all Access Persons) may purchase or sell, directly or indirectly, any Security in which the Associated Person or an Affiliate Account has, or by reason of the transaction acquires, any direct or indirect Beneficial Ownership if the Associated Person knows or reasonably should know that the Security, at the time of the purchase or sale (i) is being considered for purchase or sale on behalf of any Client Account; or (ii) is being actively purchased or sold on behalf any Client Account.

If the Firm is purchasing/selling or considering for purchase/sale any Security on behalf of a Client Account, no Associated Person may effect a transaction in that Security prior to the client purchase/sale having been completed by the Firm, or until a decision has been made not to purchase/sell the Security on behalf of the Client Account.

Improper Use of Information

No Access Person may use his or her knowledge about the securities transactions or holdings of a Client Account in trading for any account that is directly or indirectly beneficially owned by the Access Person or for any Affiliate Account. Any investment ideas developed by an Access Person must be made available to Client Accounts before the Access Person may engage in personal transactions or transactions for an Affiliate Account based on these ideas.

No Associated Person (including all Access Persons):

•	while aware of material nonpublic information about a company, may purchase or sell securities of that company until the information becomes publicly disseminated and the market has had an opportunity to react;
•	shall disclose material nonpublic information about a company to any person except for lawful purposes; or
•	may purchase any Restricted Securities, found on the Restricted Securities List attached as Exhibit H, as for as long as the publicly traded company (or any member of its senior management) is a client of the Firm, unless expressly approved in advance by the Chief Compliance Officer.

Initial Public Offerings

No Access Person may acquire any securities in an Initial Public Offering without first obtaining pre-clearance and approval from the Chief Compliance Officer.

Limited Offerings

No Access Person may acquire any securities in a Limited Offering without first obtaining pre- clearance and approval from the Chief Compliance Officer.

RESTRICTED SECURITIES POLICY

The Chief Compliance Officer shall generally rely upon the following factors when determining whether to approve such transactions:

•	The Firm will specifically require a duly authorized signatory of the publicly traded company or the director or senior manager of the company that is a client of the Firm to sign an acknowledgement that no material non-public information has been or will be made available to the Firm. In addition, any director or senior manager must acknowledge adherence to any internal restrictions placed upon his or her trading by the publicly traded company as well as compliance with all relevant rules and regulations.
•	If any information deemed to be material non-public information comes into the Firm’s possession, the Chief Compliance Officer will deny all requests for trading in the Restricted Security, to which such information is pertains, until such time that it is determined that the information is generally available to the public.
•	The Chief Compliance Officer will create and maintain a log to record all approved transactions of Restricted Securities and include any appropriate notes regarding the transaction as well as the basis for approval of the transaction.

REPORTING

An Access Person must submit to the Chief Compliance Officer, on forms designated by the Chief Compliance Officer, the following reports as to all Reportable Securities holdings and brokerage accounts in which the Access Person has, or by reason of a transaction, acquires, Beneficial Ownership:

Initial Holdings Reports

Not later than 10 days after an Access Person becomes an Access Person, a Certification and Holdings Report as may be prescribed by the Chief Compliance Officer with the following information which must be current as of a date no more than 45 days prior to the date the person becomes an Access Person:

•	The title, type of security, and as applicable the exchange ticker or CUSIP number, number of shares and principal amount of each Reportable Security in which the Access Person has any direct or indirect Beneficial Ownership;
•	The name of any broker, dealer or bank in which the Access Person maintains an account in which any securities (including but not limited to Reportable Securities) are held for the Access Person’s direct or indirect Beneficial Ownership; and
•	The date the report is being submitted by the Access Person.

Quarterly Reportable Securities Transaction Reports

Not later than 30 days after the end of each calendar quarter, a Transactions Report as may be prescribed by the Chief Compliance Officer for any transaction (i.e., purchase, sale, gift or any other type of Acquisition or Disposition) during the calendar quarter of a Reportable Security in which the Access Person had any direct or indirect Beneficial Ownership including:

•	The date of the transaction, the title, the exchange ticker symbol or CUSIP number (if applicable), the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Reportable Security;
•	The nature of the transaction (i.e., purchase, sale, gift or any other type of Acquisition or Disposition):
•	The price of the Reportable Security at which the transaction was effected;
•	The name of the broker, dealer or bank with or through which the transaction was effected; and
•	The date the report is being submitted by the Access Person.

Annual Holdings Reports

At least once each twelve (12) month period by a date specified by the Chief Compliance Officer, a Certification and Holdings Report as may be prescribed by the Chief Compliance Officer with the following information which must be current as of a date no more than 45 days prior to the date the report is submitted:

•	The title, type of security, and as applicable the exchange ticker or CUSIP number, number of shares and principal amount of each Reportable Security in which the Access Person has any direct or indirect Beneficial Ownership;
•	The name of any broker, dealer or bank in which the Access Person maintains an account in which securities (including but not limited to Reportable Securities) are held for the Access Person’s direct or indirect Beneficial Ownership; and
•	The date the report is being submitted by the Access Person.

Exceptions From Reporting Requirements

An Access Person need not submit:

•	Any reports with respect to Securities held in accounts over which the Access Person had no direct or indirect influence or control;
•	A transaction report with respect to transactions effected pursuant to an automatic investment plan;
•	A transaction report if the report would duplicate information contained in broker trade confirmations or account statements that the Firm holds in its records so long as the Firm receives the confirmations or statements no later than 30 days after the close of the calendar quarter in which the transaction takes place.

Disclaimer of Beneficial Ownership

Any report submitted by an Access Person in accordance with this Code may contain a statement that the report will not be construed as an admission by that person that he or she has any direct or indirect Beneficial Ownership in any Security or brokerage account to which the report relates. The existence of any report will not, by itself, be construed as an admission that any event included in the report is a violation of this code.

Annual Certification of Compliance

Each Access Person must submit annually, a Certification and Holdings Report as set forth in a manner prescribed by the Chief Compliance Officerby a date specified by the Chief Compliance Officer, that the Access Person:

•	Has received, read and understand this Code and recognizes that the Access Person is subject to the Code;
•	Has complied with all the requirements of this Code; and
•	Has disclosed or reported all personal securities transactions, holdings and accounts required by this Code to be disclosed or reported.

CONFIDENTIALITY

Non-Disclosure of Confidential Information

No Access Person, except in the course of his or her duties, may reveal to any other person any information about securities transactions being considered for, recommended to, or executed on behalf of a Client Account. In addition, no Associated Person may use confidential information for their own benefit or disclose such confidential information to any third party, except as such disclosure or use may be required in connection with their employment or as may be consented to in writing by the Chief Compliance Officer. These provisions shall continue in full force and effect after termination of the Associated Persons relationship with the Firm, regardless of the reason for such termination.

Confidentiality of Information in Access Persons’ Reports

All information obtained from any Access Person under this Code normally will be kept in strict confidence by the Firm. However, reports of transactions and other information obtained under this Code may be made available to the Commission, any other regulatory or self-regulatory organization or any other civil or criminal authority or court to the extent required by law or regulation or to the extent considered appropriate by management of the Firm. Furthermore, in the event of violations or apparent violations of the Code information may be made available to appropriate management and supervisory personnel of the Firm, to any legal counsel to the above persons and to the appropriate persons associated with a Client Account affected by the violation.

SANCTIONS

Upon determining that an Access Person has violated this Code of Ethics, the Firm’s Chief Compliance Officer or his or her designee, may impose such sanctions as he or she deems appropriate. These include, but are not limited to, a letter of censure, disgorgement of profits obtained in connection with a violation, the imposition of fines, restrictions on future personal trading, termination of the Access Person’s position or relationship with the Firm or referral to civil or criminal authorities.

DUTIES OF THE CHIEF COMPLIANCE OFFICER

Identifying and Notifying Access Persons

The Chief Compliance Officer will identify each Access Person and notify each Access Person that the person is subject to this Code, including the reporting requirements.

Providing Information to Access Persons

The Chief Compliance Officer will provide advice, with the assistance of counsel, about the interpretation of this Code.

Revising the Restricted Securities List

The Chief Compliance Officer shall ensure that the Restricted Securities List is updated as necessary.

Reviewing Reports

The Chief Compliance Officer will review the reports submitted by each Access Person to determine whether there may have been any transactions prohibited by this Code.

Maintaining Records

In its books and records, the Firm shall maintain all documents related to the Code including:

•	A copy of the Code of Ethics adopted and implemented and any other Code of Ethics that has been in effect at any time within the past five years;
•	A record of any violation of the Code, and of any action taken as a result of the violation;
•	A record of all written acknowledgments for each person who is currently, or within the past five years was, an Associated Person of the Firm;
•	A record of each Access Person report described in the Code;
•	A record of the names of persons who are currently, or within the past five years were, Access Persons; and
•	A record of any decision and the reasons supporting the decision, to approve the acquisition of beneficial ownership in any security in an initial public offering or limited offering, for at least five years after the end of the fiscal year in which the approval was granted.

Compliance and Review of the Chief Compliance Officer

The Chief Compliance Officer must comply with the Code of Ethics, including obtaining pre- clearance for certain activities and submitting any required forms and/or reports. The Chief Executive Officer or his or her designee shall be responsible for all of the duties otherwise performed by the Chief Compliance Officer with regard to ensuring the compliance of the Chief Compliance Officer.

FUND CODES OF ETHICS

The Firm shall also be required to comply with the Code of Ethics adopted by each Fund Client. Each Fund Client’s Code of Ethics shall be attached hereto and made a part hereof.

Exhibits

EXHIBIT A: CODE OF ETHICS CERTIFICATION AND HOLDINGS REPORT

May be provided electronically in a manner prescribed by the Chief Compliance Officer

Hanlon Investment Management (the “Firm”) maintains a Code of Ethics and corresponding policies and procedures. By your signature below, you hereby confirm your acknowledgment of, and agreement and obligation to abide by, the Firm’s Code of Ethics and corresponding policies and procedures. You further understand that your failure to comply with the Code of Ethics and corresponding policies and procedures is subject to disciplinary action including possible termination.

In accordance with the Firm’s Code of Ethics Access Persons must provide account statements of all accounts containing securities (including but not limited to Reportable Securities) in which you had any direct or indirect Beneficial Ownership so long as such statements are dated within forty-five (45) days prior to the submission of this report: Alternatively, you may attach a report containing:

•	The title, number of shares and principal amount of each Reportable Security in which you had any direct or indirect Beneficial Ownership; and
•	The name of any broker, dealer or bank with whom an account is maintained containing securities (including but not limited to Reportable Securities) in which you had any direct or indirect Beneficial Ownership.

This Certification and Holdings Report must be returned to the Compliance Department, with all applicable documents, no later than (due date).

◻	I don’t have any holdings to report.

◻	My annual holdings are attached.

SUBMITTED BY:

_______________________                  __________________________________

Signature                                                      Submission Date

__________________________

Print Name

REVIEWED BY:

_____________________              ______________________________

                                              Review Date

EXHIBIT B: CODE OF ETHICS TRANSACTIONS REPORT

May be provided electronically in a manner prescribed by the Chief Compliance Officer

Hanlon Investment Management (the “Firm”) maintains a Code of Ethics and corresponding policies and procedures. By your signature below, you hereby confirm your acknowledgment of, and agreement and obligation to abide by, the Firm’s Code of Ethics and corresponding policies and procedures. You further understand that your failure to comply with the Code of Ethics and corresponding policies and procedures is subject to disciplinary action including possible termination.

Please respond to the following for the reporting period: quarter of 20 .

1.	Did you effect any Acquisition or Disposition of a Reportable Security in which you had any direct or indirect Beneficial Ownership during this past quarter?

□ YES (check one of the following, then proceed to item 2).

□                I have supplied the Firm with trade confirmations or account statements, and the Firm has received those confirmations or statements not later than 30 days after the close of the calendar quarter in which any transactions take place.

□	I have supplied the following:
•	the date of the Acquisition or Disposition, title, interest rate and maturity date (if applicable), number of shares and principal amount of each Reportable Security;
•	the nature of the Acquisition or Disposition (i.e., purchase, sale, gift or any other type of Acquisition or Disposition);
•	the price of the Reportable Security at which the Acquisition or Disposition was effected; and
•	the name of the broker, dealer or bank with or through which the Acquisition or Disposition was effected.

□ NO, I have not effected any reportable transactions (proceed to item 2).

2.	Did you establish any new account(s) which contain securities (including but not limited to Reportable Securities) in which you had a direct or indirect Beneficial Ownership during this quarter?

□ YES (check one of the following).

□                I have supplied the Firm with trade confirmations or account statements, and the Firm has received those confirmations or statements not later than 30 days after the close of the calendar quarter in which any transactions take place.

□	I have supplied the following:
•	the name of the broker, dealer or bank with whom the account was established; and
•	the date the account was established.

□ NO, I have not opened any new account(s) which contain securities during this past quarter.

This Code of Ethics Transactions Report must be returned to the Chief Compliance Officer, with all applicable documents, no later than thirty days after the end of the previous calendar quarter.

SUBMITTED BY:

 ____________________________               ____________________________

Signature                                                               Submission Date

____________________________

Print Name

REVIEWED BY:

____________________________           ______________________________

Chief Compliance Officer                              Review Date